June 2021

Preliminary Terms No. 1,616

Registration Statement Nos. 333-250103; 333-250103-01

Dated June 1, 2021

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

INTEREST RATE STRUCTURED PRODUCTS

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

Fully and Unconditionally Guaranteed by Morgan Stanley

As further described below, interest will accrue and be payable on the notes (i) from the original issue date to June 18, 2022: at a rate of 3.50% per annum and (ii) from June 18, 2022 to maturity: for each calendar day that the 10-Year U.S. Dollar ICE Swap Rate, which we refer to as the reference rate, is within the applicable reference rate range, at a rate of 3.50% per annum.  If, on any calendar day during the floating interest rate period, the reference rate is not within the applicable reference rate range, interest will accrue at a rate of 0.00% per annum for that day.  These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes during the floating interest rate period.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	June , 2021
Original issue date:	June 18, 2021 ( business days after the pricing date)
Maturity date:	June 18, 2031
Interest accrual date:	June 18, 2021
Reference rate:

The 10-Year U.S. Dollar ICE Swap Rate (10CMS).

Please see “Additional Provisions—Reference Rate” below.  Please also see “Additional Provisions—Effect of Benchmark Transition Event,” which describes how a Benchmark Replacement will replace 10CMS following the occurrence of a Benchmark Transition Event, and “Risk Factors— Risks Relating to the Reference Rate.”

Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any
Interest:

From and including the original issue date to but excluding June 18, 2022: 3.50% per annum

From and including June 18, 2022 to but excluding the maturity date (the “floating interest rate period”):

For each interest payment period, a variable rate per annum equal to the product of:

(a)        3.50% per annum; and

(b)        N/ACT; where,

“N” = the total number of calendar days in the applicable interest payment period on which the reference rate is within the applicable reference rate range (each such day, an “accrual day” or an “interest determination date”); and

“ACT” = the total number of calendar days in the applicable interest payment period.

For the purposes of calculating the value of “N,” the reference rate level for any calendar day in an interest payment period that is not a U.S. government securities business day shall be the reference rate level on the immediately preceding U.S. government securities business day.  Please see “Additional Provisions—Reference Rate” below.

It is possible that you could receive little or no interest on the notes during the floating interest rate period.  If, on any calendar day during the floating interest rate period, the reference rate is not within the applicable reference rate range, interest will accrue at a rate of 0.00% per annum for that day.  It is possible that the reference rate will not be within the applicable reference rate range for extended periods of time or even throughout the entire floating interest rate period so that you will receive reduced interest or no interest for some or all of the interest payment periods during the floating interest rate period.

Reference rate range:	From and including	To but excluding	Reference rate range
	June 18, 2022	June 18, 2024	Greater than or equal to 0% and less than or equal to 2.00%
	June 18, 2024	June 18, 2027	Greater than or equal to 0% and less than or equal to 2.50%
	June 18, 2027	Maturity date	Greater than or equal to 0% and less than or equal to 3.00%
Interest payment period:	Monthly
Interest payment period end dates:	Unadjusted
Interest payment dates:	The 18th calendar day of each month, beginning July 18, 2021; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Interest reset dates:	Each interest payment date
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Terms continued on the following page
Estimated value on the pricing date:	Approximately $955.40 per note, or within $25.40 of that estimate. See “The Notes” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per note	$1,000	$	$
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of Proceeds and Hedging” on page 16.

The notes involve risks not associated with an investment in ordinary debt notes.  See “Risk Factors” beginning on page 10.

The Securities and Exchange Commission and state notes regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated February 16, 2020	Prospectus dated February 16, 2020

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

Terms continued from previous page:
Reference rate cutoff:	Floating interest rate period: The level of the reference rate for any day from and including the third U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the level of the reference rate on such third U.S. government securities business day prior to such interest payment date.
Redemption:	See “Additional Provisions—Effect of Benchmark Transition Event—Right of Redemption.”
Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
CUSIP / ISIN:	61766YFL0 / US61766YFL02
Book-entry or certificated note:	Book-entry
Business day:	New York
Calculation agent:	Morgan Stanley Capital Services LLC
Trustee:	The Bank of New York Mellon

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

The Notes

The notes offered are debt securities of Morgan Stanley Finance LLC and are fully and unconditionally guaranteed by Morgan Stanley.  Interest will accrue and be payable on the notes (i) from the original issue date to June 18, 2022: at a rate of 3.50% per annum and (ii) from June 18, 2022 to maturity: for each calendar day that the 10-Year U.S. Dollar ICE Swap Rate, which we refer to as the reference rate, is within the applicable reference rate range, at a rate of 3.50% per annum.  If, on any calendar day during the floating interest rate period, the reference rate is not within the applicable reference rate range, interest will accrue at a rate of 0.00% per annum for that day.  The reference rate range is as follows:

From and including	To but excluding	Reference rate range
June 18, 2022	June 18, 2024	Greater than or equal to 0% and less than or equal to 2.00%
June 18, 2024	June 18, 2027	Greater than or equal to 0% and less than or equal to 2.50%
June 18, 2027	Maturity date	Greater than or equal to 0% and less than or equal to 3.00%

These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes during the floating interest rate period.

We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes are subject to our credit risk.

The stated principal amount and issue price of each note is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than the issue price.  We estimate that the value of each note on the pricing date will be approximately $955.40, or within $25.40 of that estimate.  Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the reference rate.  The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the reference rate, instruments based on the reference rate, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the interest rate and the reference rate range applicable to each interest payment period during the floating interest rate period, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to interest rates and the reference rate, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

June 2021	Page 3

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

Additional Provisions

Reference Rate

“CMS rate” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 10 years and an index currency of U.S. dollars.  10CMS rate is one of the market-accepted indicators of medium to longer-term interest rates.

In the recent past, 10CMS was not published on a significant number of scheduled publication days.  If 10CMS is not published and reference bank quotations are not provided, it will be determined by the calculation agent, which is a subsidiary of the issuer.  Separately, a Benchmark Replacement will replace 10CMS following the occurrence of a Benchmark Transition Event.  See “—Effect of Benchmark Transition Event” and “Risk Factors.”

Effect of Benchmark Transition Event

The following provisions apply to the notes notwithstanding the terms set forth elsewhere in this pricing supplement and the provisions set forth in the accompanying prospectus under “Description of Debt Securities—Base Rates—CMS Rate Debt Securities.”

Benchmark Replacement.  If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the CMS Rate on any date, the Benchmark Replacement will replace the then-current CMS Rate for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Benchmark Amendment Adjustment.  If we or our designee determine that a Benchmark Amendment Event and its related Benchmark Amendment Date have occurred prior to the Reference Time in respect of any determination of the CMS Rate on any date, we or our designee will have the right to make a Benchmark Amendment Adjustment in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Amendment Conforming Changes.  In connection with the implementation of a Benchmark Amendment Adjustment, we or our designee will have the right to make Benchmark Amendment Conforming Changes from time to time.

Decisions and Determinations.  Any determination, decision or election that may be made by us or our designee pursuant to this section entitled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in our or our designee’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.

Certain Defined Terms.  As used herein:

“Benchmark” means each of the CMS Rate and the Floating Leg Rate.

“Benchmark Amendment Adjustment” means an adjustment to the rate of interest payable on the notes (which may be a positive or negative value or zero) determined by us or our designee giving due consideration to any industry-accepted adjustment, or method for calculating or determining such adjustment, for the replacement of the then-current Floating Leg Rate with the applicable replacement rate for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Amendment Conforming Changes” means, with respect to any Benchmark Amendment Adjustment, any changes (including changes to the definition of “interest payment period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that we or our designee determine may be appropriate to reflect the adoption of such Benchmark Amendment Adjustment in a manner substantially consistent with market practice (or, if we or our designee determine that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine

June 2021	Page 4

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

that no market practice for use of the Benchmark Amendment Adjustment exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Amendment Date” means the first date on which the revisions to the methodology described in the announcement giving rise to the related Benchmark Amendment Event become effective.  For the avoidance of doubt, if such Benchmark Amendment Date is an interest determination date and such announcement (i) does not specify a time of effectiveness or (ii) does not specify a time of effectiveness occurring on or after the Reference Time on such interest determination date in respect of any determination, the Benchmark Amendment Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Amendment Event” means an announcement by the administrator of the CMS Rate to replace the Floating Leg Rate with a replacement rate; provided that such announcement will not constitute a Benchmark Amendment Event if we or our designee have determined that a Benchmark Transition Event has occurred.

“Benchmark Replacement” means the first alternative benchmark set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)       the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current CMS Rate for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2)       the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current CMS Rate for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate for U.S. dollar-denominated floating rate notes at such time, including the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative adjustment set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)       the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)       if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

(3)       the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current CMS Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time;

provided that, if we or our designee determine that the use of the alternative adjustments in clauses (1) and (2) above would not be consistent with market practice or would not be commercially reasonable for the applicable Unadjusted Benchmark Replacement, we or our designee may determine the Benchmark Replacement Adjustment under clause (3) above.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any changes (including changes to the definition of “interest payment period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that we or our designee determine may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee determine that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark;

June 2021	Page 5

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)       in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the determination referenced therein.

For the avoidance of doubt, if such Benchmark Replacement Date is an interest determination date and the time of the statement, publication, cessation or determination giving rise to such Benchmark Replacement Date occurs earlier than the Reference Time on such interest determination date in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)       a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative; or

(4)       a determination by us or the calculation agent (after consulting with us) that (i) the Benchmark as published is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating rate notes at such time, (ii) the Benchmark as published is no longer an industry-accepted rate of interest in the derivatives market for hedging transactions related to U.S. dollar-denominated floating rate notes or (iii) there has been a material adverse change in the ability of market participants to hedge exposures related to the Benchmark.

Notwithstanding the foregoing, any event in clause (1), (2), (3) or (4) above with respect to the Floating Leg Rate shall not constitute a Benchmark Transition Event if, at the time of such public statement, publication or determination with respect to the Floating Leg Rate, the administrator of the CMS Rate has announced revisions to the methodology governing the CMS Rate to replace the Floating Leg Rate with a replacement rate and we or our designee determine that such replacement rate is acceptable to us or our designee, as applicable.

“CMS Rate” means, initially, 10CMS; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to 10CMS or the then-current Benchmark, then “CMS Rate” means the applicable Benchmark Replacement.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current CMS Rate.

“Floating Leg Rate” means the floating leg rate referenced by the then-current CMS Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the CMS Rate for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation event with respect to the CMS Rate for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

June 2021	Page 6

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

“Reference Time” with respect to any determination of the CMS Rate means (1) if the CMS Rate is 10CMS, 11:00 a.m., New York City time, on the relevant interest determination date, and (2) if the CMS Rate is not 10CMS, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Right of Redemption.  If the implementation of any Benchmark Replacement, Benchmark Replacement Conforming Changes or Benchmark Amendment Conforming Changes results in a calculation of the CMS Rate that is not consistent with market practice, we may, in our reasonable discretion, determine that the notes shall be redeemed as of any later date by payment of fair market value less costs.

June 2021	Page 7

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

How the Notes Work

How to calculate interest payments during the floating interest rate period:

The table below presents examples of hypothetical interest that would accrue on the notes during any month during the floating interest rate period.  The examples below are for purposes of illustration only and are based on the total number of calendar days in a monthly interest payment period during the floating interest rate period on which the reference rate is within the applicable reference rate range.

The actual interest payment amounts during each monthly interest payment period during the floating interest rate period will depend on the actual level of the reference rate on each calendar day during each such interest payment period.  The applicable interest rate for each monthly interest payment period during the floating interest rate period will be determined on a per-annum basis but will apply only to that interest payment period.  The table assumes that the interest payment period contains 30 calendar days.  The examples below are for purposes of illustration only and would provide different results if different assumptions were made.

Annualized rate of interest paid
Number of days on which the reference rate is within the applicable reference rate range
0	5	10	15	20	25	30
0.000%	0.583%	1.167%	1.750%	2.333%	2.917%	3.500%

It is possible that you could receive little or no interest on the notes during the floating interest rate period.  If, on any calendar day during the floating interest rate period, the reference rate is not within the applicable reference rate range, interest will accrue at a rate of 0.00% per annum for that day.  It is possible that the reference rate will not be within the applicable reference rate range for extended periods of time or even throughout the entire floating interest rate period so that you will receive reduced interest or no interest for some or all of the interest payment periods during the floating interest rate period.

June 2021	Page 8

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2006 to May 31, 2021.  The historical levels of the reference rate should not be taken as an indication of its future performance.  We cannot give you any assurance that the reference rate will be within the applicable reference rate range on any calendar day during the floating interest rate period.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

June 2021	Page 9

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes.  An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond our control.  This section describes the material risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Risks Relating to an Investment in the Notes

▪	If there are no accrual days in any interest payment period during the floating interest rate period, we will not pay any interest on the notes for that interest payment period and the market value of the notes may decrease significantly. It is possible that the reference rate will not be within the applicable reference rate range for so many days during any monthly interest payment period during the floating interest rate period that the interest payment for that monthly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero. In addition, to the extent that the reference rate is not within the applicable reference rate range on any number of days during the interest rate period, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes at such time.

▪	The reference rate for any day from and including the third U.S. government securities business day prior to the interest payment date for any interest payment period during the floating interest rate period will be the reference rate for such third day. Because the reference rate for any day from and including the third U.S. government securities business day prior to the interest payment date for any interest payment period during the floating interest rate period will be the reference rate on such third day, if the reference rate for that U.S. government securities business day is not within the applicable reference rate range, you will not receive any interest in respect of any days on or after that third U.S. government securities business day to but excluding the interest payment date, even if the reference rate as actually calculated on any of those days were to be within the applicable reference rate range.

▪	The historical performance of the reference rate is not an indication of its future performance. The historical performance of the reference rate should not be taken as an indication of its future performance during the term of the notes. Changes in the levels of the reference rate will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the reference rate will be within the applicable reference rate range on any calendar day during the floating interest rate period.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are

June 2021	Page 10

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of the reference rate, the market value of the notes is expected to decrease, and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Our affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. In addition, our affiliates expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity

June 2021	Page 11

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, (or, if applicable, we or our designee) will make determinations with respect to the notes. The calculation agent will make certain determinations with respect to the notes as further described herein and in the accompanying prospectus. In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date or a Benchmark Amendment Event and its related Benchmark Amendment Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under “Additional Provisions—Effect of Benchmark Transition Event.” Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the base rate or the occurrence or non-occurrence of a Benchmark Transition Event or a Benchmark Amendment Event and any Benchmark Replacement Conforming Changes or Benchmark Amendment Conforming Changes, as applicable. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Description of Debt Securities—Base Rates—CMS Rate Debt Securities” in the accompanying prospectus and “Additional Provisions—Effect of Benchmark Transition Event” above.

Risks Relating to the Reference Rate

▪	The reference rate will be affected by a number of factors. A number of factors can affect the reference rate, including but not limited to:

▪	changes in, or perceptions, about the future reference rate, including as a result of the planned replacement of LIBOR;

▪	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate;

▪	prevailing interest rates: the reference rate is subject to daily fluctuations depending on prevailing interest rates in the market generally; and

▪	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the amount of interest payable on the notes during the floating interest rate period and on the value of the notes prior to maturity.

▪	The reference rate may be volatile. The reference rate is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:

▪	sentiment regarding the U.S. and global economies;

▪	expectations regarding the level of price inflation;

▪	sentiment regarding credit quality in the U.S. and global credit markets;

▪	central bank policy regarding interest rates; and

▪	performance of capital markets.

Volatility of the reference rate may adversely affect your return on the notes.

▪

In the recent past, 10CMS was not published on a significant number of scheduled publication days.  If 10CMS is not published and reference bank quotations are not provided, it will be determined by the calculation agent.  From August 2019 through May 2020, ICE Benchmark Administration Limited did not publish 10CMS on a significant number of scheduled publication days.  It is possible that such non-publication may occur in the future.  If, for any day with respect to which the level of such rate must be determined during the term of the notes, 10CMS is not published and reference bank quotations are not provided as further described under “Description of Debt Securities—Base Rates—CMS Rate Debt Securities” in the accompanying prospectus, 10CMS will be determined by the calculation agent in good faith and in a commercially reasonable manner.  See also “—The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, (or, if applicable, we or our designee) will make determinations with respect to the notes.” Notwithstanding

June 2021	Page 12

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

the foregoing, a Benchmark Replacement will replace 10CMS following the occurrence of a Benchmark Transition Event. See “Additional Provisions—Effect of Benchmark Transition Event.”

▪	A Benchmark Transition Event and its related Benchmark Replacement Date or a Benchmark Amendment Event and its related Benchmark Amendment Date are expected to occur on or after June 30, 2023, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes. As further described under “Description of Debt Securities—Base Rates—CMS Rate Debt Securities” in the accompanying prospectus, 10CMS means, for any interest determination date, the fixed rate of interest payable on an interest rate swap with a 10-year maturity. An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month USD LIBOR, or another index rate, for that same maturity. As a result, 10CMS is significantly affected by actual or anticipated changes in the level of 3-month USD LIBOR. Central banks around the world, including the Federal Reserve, have commissioned committees and working groups of market participants and official sector representatives to replace LIBOR and replace or reform other interest rate benchmarks. On March 5, 2021, ICE Benchmark Administration, which administers LIBOR publication, announced that it will cease the publication of most LIBOR rates as of the end of December 2021, except for the publication until June 30, 2023 of the most widely used U.S. dollar LIBOR tenors (including 3-month USD LIBOR), and the U.K. Financial Conduct Authority, which regulates LIBOR publication, announced that it would not compel panel banks to submit to LIBOR beyond those dates. As a result, there is a substantial risk that a Benchmark Transition Event and its related Benchmark Replacement Date or that a Benchmark Amendment Event and its related Benchmark Amendment Date will occur on or after June 30, 2023 (and either may occur prior to that date), which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

▪	In the event of a Benchmark Transition Event or a Benchmark Amendment Event, there is no guarantee that any Benchmark Replacement or amended CMS Rate, as applicable, will be a comparable substitute for the then-current CMS Rate. If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of either of the CMS Rate or the Floating Leg Rate, then the interest rate on the notes will no longer be determined by reference to the then-current CMS Rate, but instead will be determined by reference to a different rate, which will be a different benchmark than the then-current CMS Rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Additional Provisions—Effect of Benchmark Transition Event” above. In such a case, in the first instance, the interest rate on the notes will be determined based on the alternate rate of interest selected or recommended by the Relevant Governmental Body as the replacement for the then-current CMS Rate. There can be no assurance that such a rate will be selected or recommended by the Relevant Governmental Body. If such a Benchmark Replacement cannot be determined, then the interest rate on the notes will be determined based on the alternate rate of interest selected by us or our designee giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate. No market consensus exists as to what rate or rates may become industry-accepted replacements for any CMS rate.

If we or our designee determine that a Benchmark Amendment Event and its related Benchmark Amendment Date have occurred, then we or our designee will have the right to make an adjustment to the rate of interest payable on the notes giving due consideration to any industry-accepted adjustment, or method for calculating or determining such adjustment, for the replacement of the Floating Leg Rate, as further described under “Additional Provisions—Effect of Benchmark Transition Event” above.

If a particular Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement Adjustment will apply.  These adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the Federal Reserve Board), (ii) ISDA or (iii) in certain circumstances, us or our designee.  In addition, the terms of the notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes and Benchmark Amendment Conforming Changes, as applicable, with respect to, among other things, changes to the definition of “interest payment period,” timing and frequency of determining rates and making payments of interest, and other administrative matters.  The determination of a Benchmark Replacement, the determination of a Benchmark Amendment Adjustment, the calculation of the interest rate on the notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), the making of any Benchmark Amendment Adjustment, any implementation of Benchmark Replacement Conforming Changes or Benchmark Amendment Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the notes in connection with a Benchmark

June 2021	Page 13

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

Transition Event or a Benchmark Amendment Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

Any determination, decision or election that may be made by us or our designee described above will be made in our or our designee’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the then-current CMS Rate, the Benchmark Replacement will not be the economic equivalent of the then-current CMS Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as the then-current CMS Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for the then-current CMS Rate (each of which means that a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes), (ii) the composition and characteristics of the amended CMS Rate will not be the same as those of the then-current CMS Rate, the amended CMS Rate will not be the economic equivalent of the then-current CMS Rate, there can be no assurance that the amended CMS Rate will perform in the same way as the then-current CMS Rate would have at any time and there is no guarantee that the amended CMS Rate will be a comparable substitute for the then-current CMS Rate (each of which means that a Benchmark Amendment Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes), (iii) any failure of the Benchmark Replacement, the amended CMS Rate or the replacement Floating Leg Rate to gain market acceptance could adversely affect the notes, (iv) the Benchmark Replacement or the replacement Floating Leg Rate may have a very limited history and the future performance of the Benchmark Replacement or the replacement Floating Leg Rate and, consequently, the amended CMS Rate cannot be predicted based on historical performance, (v) the secondary trading market for notes linked to the Benchmark Replacement or the amended CMS Rate may be limited and (vi) the administrator of the Benchmark Replacement, the amended CMS Rate or the replacement Floating Leg Rate may make changes that could change the value of the Benchmark Replacement or the amended CMS Rate, as applicable, or discontinue the Benchmark Replacement, the amended CMS Rate or the replacement Floating Leg Rate, as applicable, and has no obligation to consider your interests in doing so.

▪	We or our designee will determine whether a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in our or our designee’s sole discretion. As a result, the notes may bear interest by reference to a Benchmark Replacement even if the then-current CMS Rate continues to be published and, conversely, may continue to bear interest by reference to the then-current CMS Rate even if a new base rate has become accepted by market participants for notes with payments based on U.S. dollar swap rates. We or our designee will determine whether a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in our or our designee’s sole discretion. It is possible that we or our designee will determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current CMS Rate at a time when ICE Benchmark Administration Limited continues to publish the then-current CMS Rate. You will not have the ability to prevent or otherwise influence any such determination by us or our designee. As a result, the notes may cease to bear interest by reference to the then-current CMS Rate and instead bear interest by reference to a Benchmark Replacement, even if the then-current CMS Rate continues to be published. For example, even if ICE Benchmark Administration Limited continues to publish the then-current CMS Rate, we or our designee nonetheless may determine that a Benchmark Transition Event has occurred because the then-current CMS Rate is no longer an industry-accepted rate of interest for U.S. dollar-denominated floating rate notes at such time or because there has been a material adverse change in the ability of market participants to hedge exposures related to the then-current CMS Rate. This may occur in a situation where liquidity in derivatives that reference the then-current CMS Rate is being adversely impacted due to the planned replacement of LIBOR. Such Benchmark Replacement may be lower than the then-current CMS Rate for so long as the then-current CMS Rate continues to be published, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

In addition, we or our designee may determine that a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred, even if a new base rate has become accepted in the market as an interest rate for floating rate notes with interest rates based on U.S. dollar swap rates.  You will not have the ability to cause or otherwise influence such determination by us or our designee.  It is possible that ICE Benchmark Administration Limited will choose to develop a new ICE Swap Rate for U.S. dollar swaps, which could be based on SOFR or another floating interest rate.  In addition, market participants could adopt another U.S. dollar swap-based interest rate for use as a base rate for floating rate notes.  Even if market participants adopt such a new U.S. dollar swap-based interest rate (whether published by ICE Benchmark

June 2021	Page 14

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

Administration Limited or otherwise), the notes will continue to bear interest by reference to the then-current CMS Rate until we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred.  The then-current CMS Rate may be lower than such a new U.S. dollar swap-based interest rate for so long as the then-current CMS Rate continues to be published, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

▪	The notes have early redemption risk. If the implementation of any Benchmark Replacement, Benchmark Replacement Conforming Changes or Benchmark Amendment Conforming Changes results in a calculation of the CMS Rate that is not consistent with market practice, we may, in our reasonable discretion, determine that the notes shall be redeemed as of any later date by payment of fair market value less costs. Such amount may be significantly less than the stated principal amount of the notes, your initial investment in the notes or secondary market prices for the notes. In addition, if the notes are redeemed prior to maturity, you will receive no more interest payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

June 2021	Page 15

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

Use of Proceeds and Hedging

The proceeds from the sale of the notes will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the notes borne by you and described on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $    for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “The Notes” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest.

June 2021	Page 16

Morgan Stanley Finance LLC

Fixed to Floating Rate Notes due 2031

10-Year U.S. Dollar ICE Swap Rate-Linked Range Accrual Notes

Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, it is more likely than not that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders—Contingent Payment Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes.  The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof.  The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

In the event that the notes are not treated as contingent payment debt instruments, they could be treated as notes that provide for a single fixed rate followed by a single objective rate.  If the notes were treated in this manner, then the tax treatment of the notes would be as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Floating Rate Notes.”

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Considerations,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

June 2021	Page 17